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                                                        Exhibit 5




                   KEATING, MUETHING & KLEKAMP

                    FACSIMILE  (513) 579-6457

                        September 15, 1995




Direct Dial:  (513) 579-6411



Provident Bancorp, Inc.
One East Fourth Street
Cincinnati, Ohio  45202

Gentlemen:

     This firm is general counsel to Provident Bancorp, Inc. (the "Company") and as such, are familiar with the Company's Articles of Incorporation, Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the establishment of the Company's 1992 Advisory Directors' Stock Option Plan which calls for the issuance of shares of Common Stock to officers, employees and directors of the Company and its subsidiaries upon exercise of options granted to them. Based solely upon such examination, we are of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of the State of Ohio; and

     2. The Company has taken all necessary and required corporate actions in connection with the proposed issuance of 25,000 shares of Common Stock pursuant to the 1992 Advisory Directors' Stock Option Plan, and the Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company free of any claim of pre-emptive rights.

     We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   KEATING, MUETHING & KLEKAMP



                                   BY:   /s/Gary P. Kreider
                                      ________________________
                                          Gary P. Kreider